EXHIBIT 99.1

Vitran Corporation Inc. Appoints Jim D. Lutes to Board of Directors

TORONTO, Sept. 1, 2010 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), a North American transportation and supply chain firm, today announced that Jim D. Lutes, CA, CF, President of J.D. Lutes & Associates Inc., has joined Vitran's Board of Directors effective immediately. The addition of Mr. Lutes represents the fourth new member to join Vitran's Board in the last five years in the Company's continuing efforts to refresh the Board on a periodic basis. The Board of Directors has determined that Mr. Lutes is independent under the listing standards of the NASDAQ Stock Market and the standards specified in Canadian National Instrument 52-110 - Audit Committees. Accordingly, Vitran's Board now includes seven directors, six of whom are independent.

Vitran President and Chief Executive Officer Rick Gaetz stated, "We are delighted to welcome Jim to Vitran's Board. He brings a wealth of relevant financial and operational experience, and we all look forward to his future contributions and counsel."

Jim has had exposure in both the Canadian and U.S. operating markets, which mirrors Vitran's North American strategy. Previous to Jim's current position, he was President & C.O.O. of CFM Corporation, a $600 million player in the diversified home products manufacturing industry in North America and Asia. Prior to that, Jim had a 19-year career at Ernst & Young, primarily as a partner in the Corporate Finance practice in Ontario. He is a Canadian Chartered Accountant and Corporate Finance Specialist as designated in Canada and the Institute of Chartered Accountants in England and Wales.  Jim earned his Bachelor of Commerce degree at Dalhousie University in Halifax, NS.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload, supply chain, truckload, and freight brokerage services. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

The Vitran Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7302

CONTACT:  Vitran Corporation Inc.
          Richard Gaetz, President/CEO
          Sean Washchuk, VP Finance/CFO
          416/596-7664